May 13, 2026 Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 2-I dated April 17, 2026 and the prospectus and prospectus supplement, each dated April 17, 2026
JPMorgan Chase Financial Company LLC
Structured Investments
$405,000
Uncapped Return Enhanced Notes Linked to the S&P 500®
Daily Risk Control 10% Excess Return Index due May 16,
2031
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
• The notes are designed for investors who seek an uncapped return of 2.9325 times any appreciation of the S&P 500®
Daily Risk Control 10% Excess Return Index at maturity.
• Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
• The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
• Minimum denominations of $1,000 and integral multiples thereof
• The notes priced on May 13, 2026 and are expected to settle on or about May 18, 2026.
• CUSIP: 46660TT26
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk
Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations”
beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)(3)
Proceeds to Issuer
Per note
$1,000
—
$1,000
Total
$405,000
—
$405,000
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of
Interest)” in the accompanying product supplement.
(3) J.P. Morgan Securities LLC, which we refer to as JPMS, will pay a structuring fee of $7.00 per $1,000 principal amount note with respect to all of the notes to other affiliated or unaffiliated dealers.
The estimated value of the notes, when the terms of the notes were set, was $966.80 per $1,000 principal amount note.
See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Index: The S&P 500® Daily Risk Control 10% Excess Return
Index (Bloomberg ticker: SPXT10UE). The level of the Index
reflects the daily deduction of a notional financing cost.
Upside Leverage Factor: 2.9325
Pricing Date: May 13, 2026
Original Issue Date (Settlement Date): On or about May 18,
2026
Observation Date*: May 13, 2031
Maturity Date*: May 16, 2031
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying —
Notes Linked to a Single Underlying (Other Than a Commodity
Index)” and “General Terms of Notes — Postponement of a
Payment Date” in the accompanying product supplement
Payment at Maturity:
If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return × Upside Leverage Factor)
If the Final Value is equal to the Initial Value, you will receive the principal amount of your notes at maturity.
If the Final Value is less than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return)
If the Final Value is less than the Initial Value, you will lose some or all of your principal amount at maturity.
Index Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing level of the Index on the Pricing Date, which was 305.528
Final Value: The closing level of the Index on the Observation
Date

PS-2 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
The S&P 500® Daily Risk Control 10% Excess Return Index
The S&P 500® Daily Risk Control 10% Excess Return Index (the “Index”) is maintained and calculated by S&P Dow Jones Indices LLC
(“S&P Dow Jones”). Our affiliate, JPMS, worked with S&P Dow Jones in developing the guidelines and policies governing the composition and calculation of the Index.
The Index attempts to provide variable notional exposure to the S&P 500® Total Return Index (the “Underlying Index”), while targeting an annualized volatility of 10%, subject to the deduction, on a daily basis, of the notional financing cost described below. The Index is reported by Bloomberg L.P. under the ticker symbol “SPXT10UE.”
The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the large market capitalization segment of the U.S. equity markets and is calculated on a total-return basis (i.e., dividends and other distributions are notionally reinvested). For additional information about the Underlying Index, see “Background on the S&P 500® Total Return Index” in
the accompanying underlying supplement.
The Index will adjust its notional exposure to the Underlying Index daily in an attempt to maintain an annualized volatility for the Index approximately equal to the target volatility of 10%, subject to a maximum exposure of 150% and a minimum exposure of 0%. We refer to the notional exposure that the Index has to the performance of the Underlying Index on any day as the “leverage factor” on that day.
The leverage factor on any day is equal to the target volatility divided by the annualized volatility of the Underlying Index as of the second immediately preceding Index trading day, subject to the maximum and minimum exposures. Accordingly, as the volatility of the
Underlying Index increases, the exposure provided by the Index to the Underlying Index decreases, and as the volatility of the
Underlying Index decreases, the exposure provided by the Index to the Underlying Index increases. If the leverage factor is greater than 100% on any day, the Index will provide leveraged exposure to the Underlying Index. If the leverage factor is less than 100% on any day, the difference will be notionally uninvested and will earn no return. Under normal market conditions, the Index is expected to be significantly uninvested.
For example, if the annualized volatility of the Underlying Index used to calculate the leverage factor on a given day is equal to 20%, the leverage factor will equal 50% (10% divided by 20%). This means that, subject to the notional financing cost described below, the
Index would appreciate only 1% in response to an appreciation of 2% in the Underlying Index, and the Index would depreciate only by
1% in response to a depreciation of 2% in the Underlying Index.
The Index is an excess return index that tracks the return of the Underlying Index, subject to the leverage factor, over and above a short-term money market investment. In other words, the Index provides a return based on the performance of a notional investment in the Underlying Index, subject to the leverage factor, where the investment was made using borrowed funds. The notional financing cost is calculated as a daily SOFR rate plus a fixed spread of 0.02963%. S&P Dow Jones may use other successor interest rates if the daily SOFR rate cannot be obtained. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. See “Background on the Secured Overnight Financing Rate” in the
accompanying underlying supplement for additional information about SOFR. Prior to December 20, 2021, the notional financing cost was calculated based on overnight USD LIBOR rates. LIBOR, which stands for “London Interbank Offered Rate,” is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks without pledging any collateral or security.
The notional financing cost is applied to the Index’s notional exposure to the Underlying Index, so it increases as the leverage factor increases and decreases as the leverage factor decreases. For example, if leverage factor is 80%, no notional financing costs will be deducted from the remaining 20%. If the leverage factor is 150%, notional financing costs will be deducted from the entire 150%
exposure to the Underlying Index.
For additional information about the Index, see “The S&P Risk Control Index Series” in the accompanying underlying supplement.
No assurance can be given that the Index will approximate its target volatility. The actual realized volatility of the Index may be greater or less than its target volatility.

PS-3 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
Hypothetical Payout Profile
The following table illustrates the hypothetical total return and payment at maturity on the notes linked to a hypothetical Index. The
“total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
• an Initial Value of 100.00; and
• an Upside Leverage Factor of 2.9325.
The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value.
The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.
Final Value
Index Return
Total Return on the Notes
Payment at Maturity
165.00
65.00%
190.6125%
$2,906.125
150.00
50.00%
146.6250%
$2,466.250
140.00
40.00%
117.3000%
$2,173.000
130.00
30.00%
87.9750%
$1,879.750
120.00
20.00%
58.6500%
$1,586.500
110.00
10.00%
29.3250%
$1,293.250
105.00
5.00%
14.6625%
$1,146.625
101.00
1.00%
2.9325%
$1,029.325
100.00
0.00%
0.0000%
$1,000.000
95.00
-5.00%
-5.0000%
$950.000
90.00
-10.00%
-10.0000%
$900.000
80.00
-20.00%
-20.0000%
$800.000
70.00
-30.00%
-30.0000%
$700.000
60.00
-40.00%
-40.0000%
$600.000
50.00
-50.00%
-50.0000%
$500.000
40.00
-60.00%
-60.0000%
$400.000
30.00
-70.00%
-70.0000%
$300.000
20.00
-80.00%
-80.0000%
$200.000
10.00
-90.00%
-90.0000%
$100.000
0.00
-100.00%
-100.0000%
$0.000

PS-4 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
How the Notes Work
Upside Scenario:
If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the
Index Return times the Upside Leverage Factor of 2.9325.
• If the closing level of the Index increases 10.00%, investors will receive at maturity a return equal to 29.325%, or $1,293.25 per
$1,000 principal amount note.
Par Scenario:
If the Final Value is equal to the Initial Value, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Value is less than the Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final
Value is less than the Initial Value.
• For example, if the closing level of the Index declines 60.00%, investors will lose 60.00% of their principal amount and receive only
$400.00 per $1,000 principal amount note at maturity.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.
Risks Relating to the Notes Generally
• YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the Final Value is less than the Initial Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.
• THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A NOTIONAL FINANCING COST —
This notional financing cost will be deducted daily. As a result of the deduction of this notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such cost is deducted.
• CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
• AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase
& Co. were to enter into a resolution” in the accompanying prospectus supplement.

PS-5 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
• THE NOTES DO NOT PAY INTEREST.
• YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH
RESPECT TO THOSE SECURITIES.
• LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
Risks Relating to Conflicts of Interest
• POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
One of our affiliates, JPMS, worked with S&P Dow Jones in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan
Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the
Index or making judgments that may affect the level of the Index. Furthermore, the inclusion of equity securities in the Index is not an investment recommendation by us or JPMS of the equity securities underlying the Index.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
• THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.

PS-6 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
• SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude the structuring fee and (b) may exclude projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
• SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the structuring fee, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks
Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Index
• JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE UNDERLYING INDEX AND
THE INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Underlying Index or the Index.
• THE INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM THE UNDERLYING INDEX —
The Index provides notional exposure to the Underlying Index, while targeting an annualized volatility of 10%. No assurance can be given that the volatility targeting strategy will be successful or that the Index will outperform the Underlying Index or any alternative strategy that might be employed to provide volatility-adjusted exposure to the Underlying Index.
• THE INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —
No assurance can be given that the Index will approximate its target volatility. The actual realized volatility of the Index may be greater or less than its target volatility. The exposure to the Underlying Index is dynamically adjusted on a daily basis, subject to a maximum exposure limit, based on the historical volatility of the Underlying Index. However, there is no guarantee that trends existing in the past will continue in the future. The volatility of the Underlying Index on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than the target volatility, which may adversely affect the level of the Index and the value of the notes.
• THE DAILY ADJUSTMENT OF THE EXPOSURE OF THE INDEX TO THE UNDERLYING INDEX MAY CAUSE THE INDEX NOT
TO REFLECT FULLY ANY APPRECIATION OF THE UNDERLYING INDEX OR TO MAGNIFY ANY DEPRECIATION OF THE
UNDERLYING INDEX —
In an effort to approximate its target volatility, the Index adjusts its exposure to the Underlying Index daily based on the historical volatility of the Underlying Index, subject to a maximum exposure limit of 150%. When the historical volatility is greater than the target volatility, the Index will reduce its exposure to the Underlying Index. When the historical volatility is less than the target volatility, the Index will increase the exposure to the Underlying Index, up to 150%. Due to the daily exposure adjustments, the
Index may fail to realize gains due to appreciation of the Underlying Index at a time when the exposure is less than 100% or may suffer increased losses due to depreciation of the Underlying Index when the exposure is above 100%. As a result, the
Index may underperform a similar index that does not include a daily exposure adjustment feature.

PS-7 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
• THE INDEX MAY BE SIGNIFICANTLY UNINVESTED, WHICH WILL RESULT IN A PORTION OF THE INDEX REFLECTING NO
RETURN —
The Index utilizes the existing Underlying Index methodology, plus an overlying mathematical algorithm designed to control the level of risk of the Underlying Index by establishing a specific volatility target and dynamically adjusting the exposure to the
Underlying Index based on its observed historical volatility. If the Underlying Index experiences volatility in excess of the applicable volatility target over the relevant period, the exposure to the Underlying Index is decreased, meaning that the Index will be partially uninvested and, accordingly, the Index will reflect no return with respect to the uninvested portion. Accordingly, when the exposure of the Index to the Underlying Index is less than 100% on any day, the Index will be partially uninvested. For example, if the exposure is set at 20%, the Index will be 80% uninvested. Under normal market conditions, the Index is expected to be significantly uninvested. Increased volatility in the Underlying Index may adversely affect the performance of the Index and the value of the notes.
• THE INDEX’S METHODOLOGY FOR CALCULATING THE NOTIONAL FINANCING COST WAS RECENTLY CHANGED —
Effective December 20, 2021, the notional financing cost on each day was set equal to the daily SOFR rate on that day plus a fixed spread. Prior to that date, the notional financing cost was calculated based on overnight USD LIBOR rates.
The change to the notional financing cost may adversely affect the performance of the Index and the value of the notes, as the notional financing cost derived from daily SOFR rates plus a spread may be greater, perhaps significantly, than the notional financing cost that would have been derived from the relevant LIBOR rates. In addition, this change may affect the composition of the Index after the effective date of the change, which may adversely affect the performance of the Index and the value of the notes. Moreover, the performance of the Index prior to December 20, 2021 does not reflect this change. The Index lacked any operating history with the new notional financing cost methodology prior to December 20, 2021 and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the historical data shown in this pricing supplement.
• OTHER KEY RISKS:
o THE FUTURE PERFORMANCE OF SOFR CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE.
O SOFR WILL BE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE.
O THE FIXED SPREAD ADDED TO SOFR IN CALCULATING THE NOTIONAL FINANCING COST WILL NEGATIVELY
AFFECT THE PERFORMANCE OF THE INDEX.
O THE NOTIONAL FINANCING COST IS CALCULATED BY REFERENCE TO DAILY SOFR RATES, NOT COMPOUNDED
SOFR RATES.
o THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR
DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO.
Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

PS-8 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from
January 8, 2021 through May 8, 2026. The closing level of the Index on May 13, 2026 was 305.528. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.
Tax Treatment
You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk &
Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions”
that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax
Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the
accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-
term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the
U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January
0
50
100
150
200
250
300
350
Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Jul-25 Jan-26
Index Level
Source: Bloomberg
Historical Performance of the S&P 500®Risk Control 10%
Excess Return Index

PS-9 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the
IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the structuring fee paid to other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue
Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of

PS-10 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be
Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time
Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The S&P 500® Daily Risk Control 10% Excess Return Index” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the structuring fee paid to other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-
party data analytics and/or electronic platform services.
Supplemental Plan of Distribution
All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of
Interest)” in the accompanying product supplement.
JPMS will pay a structuring fee of $7.00 per $1,000 principal amount note with respect to all of the notes to other affiliated or unaffiliated dealers.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware
Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to
JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24,
2026.
Additional Terms Specific to the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among

PS-11 | Structured Investments
Uncapped Return Enhanced Notes Linked to the S&P 500® Daily Risk
Control 10% Excess Return Index
other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
• Underlying supplement no. 2-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045213/ea0285802-17_424b2.pdf
• Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.